Exhibit 99.(d)(3)

EXPENSE LIMITATION UNDERTAKING

LEGG MASON FUND ADVISER, INC.

100 Light Street

Baltimore, Maryland 21202

Western Asset Funds, Inc. (the “Fund”)

P.O. Box 1476

Baltimore, MD 21203-1476

Re:  Fee Waiver/Expense Reimbursement

Ladies and Gentlemen:

Legg Mason Fund Adviser, Inc. (“LMFA”) hereby notifies you that it will waive its compensation (and, to the extent necessary, bear other expenses of the Fund) to the extent that expenses of each class specified below of each series of the Fund specified below (each series of the Fund, a “Portfolio”), exclusive of brokerage, interest, taxes and deferred organizational and extraordinary expenses, would exceed the following annual rates for the applicable period indicated in Table 1 below (each, a “Total Expense Cap”):

Table 1

Portfolio	Institutional Select Class	Institutional Class	Financial Intermediary Class	Applicable Period
Western Asset Inflation Indexed Plus Bond Portfolio	0.25%	N/A	0.75%	August 1, 2009 – April 30, 2010
Western Asset Intermediate Bond Portfolio	0.45%	N/A	0.70%	August 1, 2009 – April 30, 2010
Western Asset Intermediate Plus Bond Portfolio	0.45%	N/A	0.70%	August 1, 2009 – April 30, 2010
Western Asset Core Bond Portfolio	0.50%	N/A	0.75%	August 1, 2009 – April 30, 2010
Western Asset Core Plus Bond Portfolio	0.45%	N/A	0.70%	August 1, 2009 – April 30, 2010
Western Asset High Yield Portfolio	0.65%	N/A	0.90%	August 1, 2009 – April 30, 2010
Western Asset Non-U.S. Opportunity Bond Portfolio	0.55%	N/A	0.80%	August 1, 2009 – April 30, 2010
Western Asset Global Strategic Income Portfolio	0.80%	N/A	1.05%	August 1, 2009 – April 30, 2010
Western Asset Enhanced Equity Portfolio	0.65%	N/A	0.90%	August 1, 2009 – April 30, 2010
Western Asset Limited Duration Bond Portfolio	0.40%	N/A	0.65%	August 1, 2009 – April 30, 2010
Western Asset Absolute Return Portfolio	0.80%	0.80%	1.05%	August 1, 2009 – April 30, 2010

LMFA hereby further notifies you that for the period from August 1, 2009 to April 30, 2010, with respect to the Institutional Class Shares of each Portfolio, it will waive its compensation (and to the extent necessary, bear other expenses of the Fund) in an amount such that the total waiver/reimbursement is equal to the annual rate set forth in Table 2 below.

Table 2

Portfolio	Annual Rate of Waiver/Reimbursement
Western Asset Inflation Indexed Plus Bond Portfolio	0.02%
Western Asset Intermediate Bond Portfolio	None
Western Asset Intermediate Plus Bond Portfolio	0.13%
Western Asset Core Bond Portfolio	None
Western Asset Core Plus Bond Portfolio	None
Western Asset High Yield Portfolio	None
Western Asset Non-U.S. Opportunity Bond Portfolio	0.04%
Western Asset Global Strategic Income Portfolio	0.05%
Western Asset Enhanced Equity Portfolio	0.10%
Western Asset Limited Duration Bond Portfolio	0.10%
Western Asset Absolute Return Portfolio	None

For purposes of determining any such waiver or expense reimbursement, expenses of a class of a Portfolio shall not reflect the application of custodial, transfer agency or other credits or expense offset arrangements that may reduce the Portfolio’s expenses.

If on any day during which LMFA is the investment manager to a Portfolio the estimated annualized operating expenses of that Portfolio for that day are less than the operating expense limit described above, LMFA shall be entitled to reimbursement by such Portfolio of the investment management fees waived or reduced and other payments remitted by LMFA on behalf of such Portfolio pursuant to this expense limitation undertaking (the “Reimbursement Amount”) during any of the previous thirty-six (36) months, to the extent that the Portfolio’s annualized operating expenses plus the amount so reimbursed is less than or equals, for such day, the operating expense limit provided for that Portfolio in the schedule above, provided that such amount paid to LMFA will in no event exceed the total Reimbursement Amount and will not include any amounts previously reimbursed.

LMFA hereby further notifies you that it will waive its compensation (and, the extent necessary, bear other expenses of the Fund) in amounts greater than required above to the extent required by applicable law.

Each adviser of the Portfolios also hereby notifies you that it will waive its compensation with respect to a Portfolio to the same extent that LMFA does.

We understand and intend that you will rely on this undertaking in preparing and filing Registration Statements for the Fund on Form N-1A with the Securities and Exchange

Commission, in accruing the Fund’s expenses for purposes of calculating its net asset value per share and for other purposes and expressly permits you to do so.  The provisions of this undertaking shall supercede any prior expense limitation undertaking with respect to the period ending July   , 2009.

Legg Mason Fund Adviser, Inc.

By:
		Name:	Richard M. Wachterman
		Title:	Secretary

Western Asset Management Company

By:
		Name:	James W. Hirschmann, III
		Title:	President

Agreed and Accepted:
Western Asset Funds, Inc.		Western Asset Management Company Limited

By:		By:
Name:	R. Jay Gerken	Name:	James W. Hirschmann, III
Title:	President	Title:	Managing Director

Western Asset Management Company Limited		Western Asset Management Company Pte. Ltd.

By:	By:
Name:		Name:
Title:		Title:

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